UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2020

NEXTDECADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana Street, Suite 3900, Houston, Texas 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 574-1880
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	NEXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.      Entry into a Material Definitive Agreement.

On March 2, 2020, NextDecade LNG, LLC (“Seller”), a wholly owned subsidiary of NextDecade Corporation (the “Company”), closed the transactions (the “Closing”) contemplated by that certain Omnibus Agreement, dated February 13, 2020, with Spectra Energy Transmission II, LLC (“Buyer”), a wholly owned subsidiary of Enbridge Inc. (“Enbridge”), pursuant to which Seller sold one hundred percent of the equity interests in Rio Bravo Pipeline Company, LLC (the “RBPL Transporter”) to Buyer in consideration of (i) approximately $17.4 million plus (ii) the amount of direct and indirect costs incurred by the RBPL Transporter, the Company or any of its other affiliates in respect of the Rio Bravo Pipeline (as defined below) from October 1, 2019 through the Closing (the “Purchase Price”); provided, that the Purchase Price may not exceed $25 million. Buyer paid $15 million of the Purchase Price to Seller at the Closing and the remainder will be paid within five business days after the date that Rio Grande LNG, LLC, an indirect wholly owned subsidiary of the Company, has received, after a final positive investment decision, the initial funding of financing for the development, construction and operation of the Company’s proposed Rio Grande liquefied natural gas export terminal facility at the Port of Brownsville in southern Texas (the “LNG Facility”), which is in development.  In connection with the Closing, Rio Grande LNG Gas Supply LLC (formerly known as RioGas Marketing, LLC) (“Customer”), an indirect wholly owned subsidiary of the Company, entered into (i) a Precedent Agreement for Firm Natural Gas Transportation Service for the Rio Bravo Pipeline (the “RBPL Precedent Agreement”) with the RBPL Transporter and (ii) a Precedent Agreement for Natural Gas Transportation Service for Valley Crossing Pipeline (the “VCP Precedent Agreement”) with Valley Crossing Pipeline, LLC (the “VCP Transporter”). The VCP Transporter and, as of the Closing, the RBPL Transporter are wholly owned subsidiaries of Enbridge. The RBPL Transporter is developing the proposed Rio Bravo Pipeline, a 137-mile interstate natural gas pipeline (the “Rio Bravo Pipeline”), to supply natural gas to the LNG Facility. The Valley Crossing Pipeline is owned and operated by the VCP Transporter.

Pursuant to the RBPL Precedent Agreement, the RBPL Transporter agreed to provide Customer with firm natural gas transportation services on the Rio Bravo Pipeline in a quantity sufficient to match the full operational capacity of each proposed liquefaction train of the LNG Facility. The RBPL Transporter’s obligation to construct, install, own, operate and maintain the Rio Bravo Pipeline is conditioned on its receipt, no later than December 31, 2023, of notice that Customer or its affiliate has issued a full notice to proceed to the engineering, procurement and construction contractor (the “EPC Contractor”) for the construction of the LNG Facility. Under the RBPL Precedent Agreement, in consideration for the provision of such firm transportation services, the RBPL Transporter will be remunerated on a dollar-per-dekatherm, take-or-pay basis, subject to certain adjustments, over a term of at least twenty years, all in compliance with the federal and state authorizations associated with the Rio Bravo Pipeline.

Pursuant to the VCP Precedent Agreement, the VCP Transporter agreed to provide Customer with natural gas transportation services on the Valley Crossing Pipeline in a quantity sufficient to match the commissioning requirements of each proposed liquefaction train of the LNG Facility. The VCP Transporter’s obligation to construct, install, own, operate and maintain the necessary interconnection to the LNG Facility  and the Rio Bravo Pipeline is conditioned on its receipt, no later than December 31, 2023, of notice that Customer or its affiliate has issued a full notice to proceed to the EPC Contractor for the construction of the LNG Facility. The VCP Transporter will be responsible, at its sole cost and expense, to construct, install, own, operate and maintain the tap, riser and valve facilities (the “VCP Transporter Facilities”), which shall connect to the Customer’s custody transfer meter and such other facilities as necessary in order for the LNG Facility to receive gas from the VCP Transporter Facilities (the “Customer Facilities”). Customer will be responsible, at its sole cost and expense, to construct, install, own, operate and maintain the Customer Facilities. Under the VCP Precedent Agreement, in consideration for the provision of the commissioning transportation services, the VCP Transporter will be remunerated on the same dollar-per-dekatherm, take-or-pay basis as set forth in the RBPL Precedent Agreement for the duration of such commissioning services, all in compliance with the federal and state authorizations associated with the Valley Crossing Pipeline.

The foregoing summaries of the material terms of the RBPL Precedent Agreement and the VCP Precedent Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, reference to the full text of such agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2020

NEXTDECADE CORPORATION

By:	/s/ Krysta De Lima
Name: Krysta De Lima
Title: General Counsel